Exhibit 23.3


                              Accountants' Consent
                              --------------------


The Board of Directors
CarrAmerica Realty Corporation:


                  We consent to the incorporation by reference in the registration statement of CarrAmerica Realty Corporation (the "Company") on Form S-3, relating to the registration of 271,363 shares of common stock of the Company to be issued upon the redemption of units of limited partnership interest of CarrAmerica Realty, L.P., of our reports dated February 6, 1999, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of CarrAmerica Realty Corporation. We also consent to the reference to our firm name under the heading "Experts" in such registration statement.


                                            /s/ KPMG LLP


Washington, D.C.
October 15, 1999